EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Receives $45 Million in Orders
for Production of MRAP Vehicles

CHARLOTTE, Michigan, April 4, 2008 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has been awarded two new subcontract orders worth approximately $45 million to support the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

Under the terms of the new subcontracts, the Mich.-based custom chassis manufacturer will supply and integrate key chassis components for MRAP military vehicles manufactured by two of the leading defense contractors of these heavily-armored vehicles, Force Protection, Inc. which placed an order for 184 units, and General Dynamics Land Systems which ordered 180 units.

"The MRAP program remains a high priority for the military, and Spartan Chassis is dedicated to continuing to provide our expertise as long as the need exists," said Richard Schalter, president of Spartan Chassis. "We are proud that we have contributed to supplying these life-saving vehicles to our troops overseas."

MRAPs are prized by the military for their V-shaped hulls, raised chassis and improved armor, which help protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $681.4 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

About Force Protection, Inc.:
Force Protection, Inc. (Nasdaq: FRPT) is a leading American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company's specialty vehicles, the Cougar and the Buffalo, and the Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company is one of the original developers and primary providers of vehicles for the U.S. military's Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

About General Dynamics Land Systems:
General Dynamics Land Systems, headquartered in Sterling Heights, Michigan, is a wholly owned subsidiary of General Dynamics Corporation (NYSE: GD). The company employs approximately 83,500 people worldwide and reported 2007 revenues of $27.2 billion. The company is a market leader in business aviation; land and expeditionary combat systems; armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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Contact:
Karen Hildebrant Spartan Chassis, Inc. (517) 543-6400 ext. 3111	Jeremy Bakken, Jeff Lambert Lambert, Edwards & Associates (616) 233-0500